Exhibit 5.1

January 26, 2024

ToughBuilt Industries, Inc.

8669 Research Drive

Irvine, CA 92618

Attn: Board of Directors

Re:	ToughBuilt Industries, Inc. Registration Statement on Form S-1 (Reg. No. 333-276008)

Ladies and Gentlemen:

We have acted as securities counsel to ToughBuilt Industries, Inc., a Nevada corporation (the “Company”), in connection with the filing of the above-captioned registration statement on Form S-1, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale by the Company of (i) up to (a) 2,142,857 shares (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), together with 2,142,857 Series F common warrants (each, a “Warrant” and collectively, the “Warrants”), each exercisable for one share of Common Stock (each, a “Warrant Share” and collectively, the “Warrants Shares”), or in lieu of Shares, (b) 2,142,857 pre-funded warrants (the “Pre-Funded Warrants”), each exercisable for one share of Common Stock (each, a “Pre-Funded Warrant Share” and collectively, the “Pre-Funded Warrant Shares”), and (ii) up to 128,571 warrants to be issued to the placement agent (the “Placement Agent Warrants”), each exercisable for one share of Common Stock (each, a “Placement Agent Warrant Share” and collectively, the “Placement Agent Warrant Shares,” and together with the Warrants, Pre-Funded Warrants, Pre-Funded Warrant Shares and Placement Agent Warrants, the “Securities.”

In rendering the opinions below, we have examined the Company’s articles of incorporation and bylaws, both as currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed necessary in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that, having been issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, and as described in the Registration Statement:

(i)	The Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

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(ii)	The Warrants, when issued against payment therefor, will constitute the legal, valid and binding obligations of the Company;

(iii)	The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold and delivered by the Company pursuant to the Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

(iv)	The Pre-Funded Warrants, when issued against payment therefor, will constitute the legal, valid and binding obligations of the Company;

(v)	The Pre-Funded Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold and delivered by the Company pursuant to the Pre-Funded Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

(vi)	The Placement Agent Warrants, when issued against payment therefor, will constitute the legal, valid and binding obligations of the Company; and

(vii)	The Placement Agent Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold and delivered by the Company pursuant to the Placement Agent Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Our opinion is limited to Chapter 78 of the Nevada Revised Statutes and with regard to the Warrants, Pre-Funded Warrants and Placement Agent Warrants, the internal laws of the State of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering and resale offering contemplated by the Registration Statement.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Our opinions pertaining to the enforceability of the Warrants, Pre-Funded Warrants and Placement Agent warrants are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

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This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, and in the Prospectus forming a part thereof. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

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